QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.14

GANDER MOUNTAIN COMPANY
2002 STOCK OPTION PLAN

        1.    Purpose.    The purpose of this 2002 Stock Option Plan (the "Plan") is to promote the interests of Gander Mountain Company, a Delaware corporation (the "Company"), and its stockholders by providing personnel of the Company and any parent or subsidiaries thereof, and any other individuals and entities who provide services to the Company or any parent or subsidiaries in the capacity of non-employee directors or advisors or consultants, with an opportunity to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining personnel of outstanding ability. The Plan is a compensatory benefit plan within the meaning of Rule 701 under the Securities Act of 1933, as amended (the "Securities Act") and, unless and until Shares (as hereafter defined) are publicly traded, the issuance of purchase options for Shares pursuant to the Plan and the issuance of Shares pursuant to such options is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701, except to the extent that the Company relies upon Regulation D under the Securities Act for sales to "accredited investors" (as defined in Rule 501(a) of Regulation D).

        2.    Administration.

        (a)    General.    This Plan shall be administered by a committee of one or more directors of the Company (the "Committee") appointed by the Company's Board of Directors (the "Board") and such appointed Committee shall serve at the pleasure of the Board. If the Board has not appointed a committee to administer this Plan, then the Board shall constitute the Committee. The Committee shall have the exclusive power, subject to the limitations contained in this Plan, (i) to determine the purchase price of the Shares covered by each option, (ii) to determine the persons or entities to whom and the time or times at which such options shall be granted and the number of Shares (which may be whole or fractional shares) to be subject to each option, (iii) to determine the terms of exercise of each option, (iv) to accelerate the time at which all or any part of an option may be exercised, (v) to amend or modify the terms of any option with the consent of the optionee, (vi) to interpret the Plan, (vii) to determine the terms and provisions of each Option Agreement (as hereafter defined) under this Plan (which Option Agreements need not be identical), and (viii) to make all other determinations necessary or advisable for the administration of the Plan, subject to the exclusive authority of the Board under paragraph 20 below to amend or terminate the Plan. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and the acts of a majority of the members present at any meeting at which a quorum is present or the acts unanimously approved in writing by all members of the Committee shall be the acts of the Committee. Subject to the provisions of this Plan, the Committee may from time to time adopt such rules for the administration of this Plan as it deems appropriate. The decision of the Committee on any matter affecting this Plan, or the rights and obligations arising under this Plan or any award granted hereunder, unless disapproved by the Board, shall be final, conclusive and binding upon all persons, including without limitation the Company, stockholders and optionees.

        (b)    Indemnification.    To the full extent permitted by law, (i) no member of the Committee or person to whom authority under this Plan is delegated shall be liable for any action, omission or determination taken or made in good faith with respect to this Plan or any award granted hereunder and (ii) the members of the Committee and each person to whom authority under this Plan is delegated shall be entitled to indemnification by the Company against and from any loss incurred by such member or person by reason of any such actions and determinations.

        (c)    Delegation of Authority.    The Committee may delegate all or any part of its authority under this Plan to the Chief Executive Officer of the Company for purposes of granting and administering awards to any persons; provided, however, that in the case of any delegation of authority to award options, the Committee shall specify the aggregate number of shares as to which the Chief Executive Office shall exercise such authority. The Chief Executive Officer of the Company may, in turn, delegate all or a portion of the delegated authority to such other officer or officers of the Company as the Chief Executive Officer may determine.

        (d)    Action by Board.    Notwithstanding subparagraph 2(a) above, the following actions shall be subject to prior approval by the Board: (i) any grant of awards hereunder to any director of the Company who is not an employee of the Company at the time of grant ("Non-Employee Director Award"); (ii) any action taken by the Company with respect to any Non-Employee Director Award, including any amendment thereto; (iii) any acceleration of the vesting of any option constituting a Non-Employee Director Award; (iv) any extension of the time within which any option constituting a Non-Employee Director Award may be exercised; (v) any determination pursuant to paragraph 8 below relating to the payment of the purchase price of Shares subject to an option constituting a Non-Employee Director Award; or (vi) any action pursuant to paragraph 9 relating to the payment of withholding taxes, if any, through the use of Shares with respect to a Non-Employee Director Award.

        3.    Shares.

        (a)    Types of Shares Issuable Under the Plan.    The Shares (as defined in subparagraph 3(a)(iii) below) that may be made subject to awards granted under this Plan shall be determined as follows:

            (i)  Except as otherwise provided in subparagraph 3(a)(ii), the shares that may be made subject to awards granted under this Plan shall be authorized and unissued shares of the Company's Class B Nonvoting Common Stock, $.01 par value ("Class B Stock").

           (ii)  The shares that may be subject to award or to outstanding option agreements under this Plan shall be authorized and unissued shares of the Company's Class A Voting Common Stock, $.01 par value per share ("Class A Stock"), rather than shares of Class B Stock, under the following circumstances:

             (x)  if the Company's Class B Stock is converted into Class A Stock, then automatically and without any further action on the part of the Company or any optionee, this Plan shall thereafter cover, and any outstanding Option Agreements shall thereafter be exercisable for, the same number of shares of Class A Stock in lieu of shares of Class B Stock; and

             (y)  if the Company so elects by written notice to all optionees, then automatically and without any further action on the part of the Company or any optionee, this Plan shall thereafter cover, and any outstanding Option Agreements shall thereafter be exercisable for, the same number of shares of Class A Stock in lieu of shares of Class B Stock.

If the Company makes the election contemplated by clause (y) above, then, in addition to satisfying any other applicable conditions under this Plan or the applicable Option Agreement, each optionee shall be required, as a condition to exercising any option, to execute and deliver to the Company a Proxy Agreement (as hereafter defined). For purposes hereof, "Proxy Agreement" shall mean a proxy agreement, in form and substance satisfactory to the person who is the Erickson Representative (as hereafter defined) at the time of such exercise, pursuant to which the optionee grants to the Erickson Representative a proxy to vote, in such Erickson Representative's discretion, all shares of Class A Stock issued upon exercise of such option. For purposes hereof, "Erickson Representative" means Ronald A. Erickson, or any other person as shall be appointed by a majority of the living, adult lineal descendants of Arthur T. and Elsie P. Erickson and Alfred W. and Rose E. Erickson. The Proxy Agreement shall provide that it will expire upon the consummation of a Qualified Public Offering (as defined in this Plan). The Proxy Agreement shall be irrevocable and shall be coupled with an interest.

          (iii)  The shares of Class A Stock or Class B Stock (or any shares issued in exchange or substitution therefor) that may be made subject to awards granted under this Plan or to option agreements hereunder are defined herein as "Shares," and each such share is individually defined herein as a "Share."

        (b)    Number of Shares.    The number of Shares issuable under the Plan shall not exceed 7,500 in the aggregate, subject to adjustment as provided in paragraph 16 below, except that, if any option lapses or terminates for any reason before such option has been completely exercised, the Shares covered by the unexercised portion of such option may again be made subject to options granted under this Plan. Similarly, if any Issued Shares (as hereafter defined) are repurchased hereunder, such Shares shall again be available under the Plan for reissuance as options. An option may be exercisable for a fraction of a Share.

        4.    Eligible Participants.    Options under this Plan may be granted to (i) any employee of the Company, or any parent or subsidiary thereof, including any officers thereof, (ii) any director of the Company who is not an employee of the Company or any parent or subsidiary thereof, (iii) other individuals or entities who are not employees but who provide services to the Company or a parent or subsidiary thereof in the capacity of an advisor or consultant, and (iv) any individual or entity that the Company desires to induce to become an employee, advisor or consultant, but in the case of this clause (iv) any such grant shall be contingent upon such individual or entity becoming employed by the Company or a parent or subsidiary thereof. References herein to "employment", "employed" and similar terms (except "employee") shall include the providing of services in the capacity of an advisor or consultant or as a director. The employees and other individuals and entities to whom options may be granted pursuant to this paragraph 4 are referred to herein as "Eligible Participants."

        5.    Terms and Conditions of Options.

        (a)    General.    Subject to the terms and conditions of this Plan, the Committee may, from time to time during the term of this Plan, grant to such Eligible Participants as the Committee may determine options to purchase such number of Shares on such terms and conditions as the Committee may determine. In determining the Eligible Participants to whom options shall be granted and the number of Shares to be covered by each option, the Committee may take into account the nature of the services rendered by the respective Eligible Participants, their present and potential contributions to the success of the Company, and such other factors as the Committee in its sole discretion may deem relevant. The date and time of approval by the Committee of the granting of an option shall be considered the date and the time of the grant of such option. No option to be issued under this Plan shall be an "incentive stock option" (as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any amendment thereto). All options to be issued under this Plan shall be nonqualified stock options (options that are not intended to be incentive stock options).

        (b)    Purchase Price.    The purchase price of each Share subject to an option granted pursuant to this paragraph 5 shall be fixed by the Committee and need not reflect the fair market value, or any specified percentage of the fair market value, of a Share.

        (c)    Vesting.    All options issued under this Plan shall be subject to the following provisions:

            (i)  Except as provided in paragraph 14 hereof with respect to an Event (as defined therein), no options issued under this Plan shall vest and become exercisable at any time before June 30, 2004. Except as provided in paragraph 14 hereof with respect to an Event (as defined therein), no options under this Plan shall vest and become exercisable at any time on or after June 30, 2004 unless and until the Company shall have an Appraised Value Per Common Share (as defined and determined in subparagraph 5(c)(iii) below) of at least $1,026.00, determined as of the end of the relevant fiscal year of the Company (which amount shall be subject to appropriate adjustment for any reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, or similar transaction affecting the Shares). The Company agrees to cause a determination of Appraised Value Per Common Share to be made annually as promptly as practicable after the end of each fiscal year of the Company, commencing with the Company's fiscal year ending January 31, 2004 and continuing until the determination of Appraised Value Per Common Share is no longer relevant under this Plan.

           (ii)  In addition to the vesting restrictions contained in subparagraph 5(c)(i) above, each Option Agreement shall specify when each option granted under this Plan shall become vested and exercisable with respect to the Shares covered by the option. At the discretion of the Committee exercised at the time of the grant, options may vest, in one or more installments, upon (A) the fulfillment of certain conditions, (B) the passage of a specified period of time, and/or (C) the achievement by the Company of certain performance goals. Notwithstanding the provisions of any Option Agreement, the Committee may, in its sole discretion, declare at any time that any option granted under this Plan shall be immediately exercisable, in whole or in part.

          (iii)  For purposes of this Plan, the following definitions shall apply:

            "Appraised Value Per Common Share" shall mean the per Share value as of the end of the relevant fiscal year of the Company, as determined by a Qualified Appraiser (as hereafter defined). The Appraised Value Per Common Share shall take into account the enterprise value of the Company on a going-concern basis (without discounts for minority interests, transfer restrictions or lack of voting rights) with appropriate reductions in value for any Convertible Security assumed to be outstanding (for example, the liquidation value of any convertible preferred stock) and with any other adjustments deemed appropriate by the Qualified Appraiser. The expenses of the Qualified Appraiser shall be paid by the Company. If at the time of any such determination the Company has any outstanding Option Security (as hereinafter defined), then the Appraised Value Per Common Share shall reflect the potential dilutive effect of any outstanding Option Security in a manner deemed appropriate by the Qualified Appraiser. If at the time of any such determination the Company has any outstanding Convertible Security (as hereinafter defined), then the Appraised Value Per Common Share shall reflect, in the case of each Convertible Security, the lesser of:

              (a)   the Appraised Value Per Common Share determined assuming that such Convertible Security is exchanged or converted (and, in the case of any Convertible Security requiring an additional cash payment to the Company, assuming that such cash is received by the Company); and

              (b)   the Appraised Value Per Common Share determined assuming that such Convertible Security is not exchanged or converted (with an appropriate reduction in the Appraised Value Per Common Share for such outstanding Convertible Security (for example, the liquidation value of any convertible preferred stock)).

            "Convertible Security" shall mean any obligations or any shares of stock of the Company that are convertible into, or exchangeable for, any shares of any class of common stock of the Company.

            "Option Security" shall mean any rights to subscribe for or to purchase, or any options for the purchase of, any shares of any class of common stock of the Company.

            "Qualified Appraiser" means a qualified appraiser (which shall include, but not be limited to, a valuation firm, investment banking firm or accounting firm) of national reputation selected by the Committee.

        (d)    Termination.    Except to the extent expressly provided in any Option Agreement, each option granted pursuant to this paragraph 5 shall expire, and all rights to purchase Shares thereunder shall terminate, on the earliest of:

            (i)  ten years after the date such option is granted or on such date prior thereto as may be fixed by the Committee on or before the date such option is granted;

           (ii)  the expiration of the period after the termination of the optionee's employment within which the option is exercisable as specified in subparagraph 10(b) or 10(c), whichever is applicable (provided that the Committee may, in any Option Agreement or by Committee action with respect to any outstanding option, extend the periods specified in subparagraph 10(b) and 10(c));

          (iii)  termination of an optionee's employment by the Company for Cause (as hereafter defined); or

          (iv)  the date, if any, fixed for cancellation pursuant to paragraph 14 below.

        6.    Option Agreements.    All options granted under this Plan shall be evidenced by a written agreement (each an "Option Agreement") in such form or forms as the Committee may from time to time determine.

        7.    Fair Market Value.    For purposes of this Plan, the "Fair Market Value" of a Share at a specified date shall, unless otherwise expressly provided in this Plan, mean the closing or last sale price of a Share on the date immediately preceding such date or, if no sale of Shares shall have occurred on that date, on the next preceding day on which a sale of Shares occurred, on the Composite Tape for New York Stock Exchange listed shares or, if Shares are not quoted on the Composite Tape for New York Stock Exchange listed shares, on the Nasdaq National Market or any similar system then in use or, if Shares are not included in the Nasdaq National Market or any similar system then in use, on the Nasdaq SmallCap Market or any similar system then in use; provided that if the Shares in question are not quoted on any such system, Fair Market Value shall be what the Committee reasonably determines to be the fair market value of a Share as of the date in question after taking such action and considering such factors as the Committee deems necessary or advisable to make such determination. Notwithstanding anything stated in this paragraph 7, if the applicable securities exchange or system has closed for the day by the time the determination is being made, all references in this paragraph to the date immediately preceding the date in question shall be deemed to be references to the date in question.

        8.    Manner of Exercise of Options.

        (a)    General.    A person entitled to exercise an option granted under this Plan may, subject to its terms and conditions and the terms and conditions of this Plan, exercise it in whole at any time, or in part from time to time, by delivery to the Company at its principal executive office, to the attention of its Secretary, of written notice of exercise, specifying the number of Shares with respect to which the option is being exercised and payment of the purchase price of the Shares. The granting of an option to a person shall give such person no rights as a stockholder except as to Shares ultimately issued to such person.

        (b)    Payment.    The consideration to be paid for the Shares shall be paid in cash or, to the extent permitted by the Committee in its sole discretion, may be payable by the following means: (i) delivery to the Company of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the option is exercised; (ii) authorization of the Company to retain from the total number of Shares as to which the option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the option is exercised; (iii) any combination of the methods of payments described above; or (iv) such other consideration and method of payment for the issuance of Shares to the extent permitted under applicable law. Notwithstanding the foregoing, no person shall be permitted to pay any portion of the purchase price with Shares, or by authorizing the Company to retain Shares upon exercise of the option, if the Committee, in its sole discretion, determines that payment in such manner is undesirable for the Company due to tax, accounting or legal reasons. The purchase price of the Shares with respect to which an option is being exercised shall be payable in full at the time of exercise, provided that, to the extent permitted by law, the holder of an option may simultaneously exercise an option and sell all or a portion of the Shares thereby acquired pursuant to a brokerage or similar relationship and use the proceeds from such sale to pay the purchase price of such Shares.

        9.    Tax Withholding.    Delivery of Shares upon exercise of any option granted under this Plan shall be subject to any required withholding taxes. A person exercising an option may, as a condition precedent to receiving the Shares, be required to pay the Company a cash amount equal to the amount of any required withholding taxes. In lieu of all or any part of such a cash payment, the Committee may, but shall not be required to, provide in any Option Agreement (or provide by Committee action with respect to any outstanding option) that a person exercising an option may cover all or any part of the required withholdings, and any additional withholdings up to the amount needed to cover the individual's full FICA and federal, state and local income tax liability with respect to income arising from the exercise of the option, through the delivery to the Company of unencumbered Shares, through a reduction in the number of Shares delivered to the person exercising the option or through a subsequent return to the Company of Shares delivered to the person exercising the option (in each case, such Shares having an aggregate Fair Market Value on the date of exercise equal to the amount of the withholding taxes being paid through such delivery, reduction or subsequent return of Shares).

        10.    Transferability and Termination of Employment.

        (a)    Transferability.    During the lifetime of an optionee, only such optionee or his or her guardian or legal representative may exercise options granted under this Plan, and no option granted under this Plan shall be assignable or transferable by the optionee otherwise than by will or the laws of descent and distribution or pursuant to a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. Any options held by any such transferee shall continue to be subject to the same terms and conditions that were applicable to such options immediately prior to their transfer and may be exercised by such transferee as and to the extent that such option has become exercisable and has not terminated in accordance with the provisions of the Plan and the applicable Option Agreement. For purposes of any provision of this Plan relating to notice to an optionee or to vesting or termination of an option upon the death, disability or termination of employment of an optionee, the references to "optionee" shall mean the original grantee of an option and not any transferee.

        (b)    Termination of Employment During Lifetime.    During the lifetime of an optionee who is an employee of the Company or any parent or subsidiary thereof at the time of grant of an option, an option granted to such optionee may be exercised only while the optionee is employed by the Company or by a parent or subsidiary thereof, and only if such optionee has been continuously so employed since the date the option was granted, except that:

            (i)  unless an Option Agreement provides otherwise (in which case the Option Agreement shall control) and except as permitted by subparagraph 10(c) below, an option shall continue to be exercisable for 90 days after termination of the optionee's employment but only to the extent that the option was exercisable immediately prior to such optionee's termination of employment; provided, however, that if termination of the optionee's employment shall have been for Cause (as hereafter defined), any option held by such optionee shall expire, and all rights to purchase Shares thereunder shall terminate, immediately upon such termination;

           (ii)  in the case of an optionee who is disabled (within the meaning of optionee's most recently applicable written employment agreement, if any, or otherwise as defined as "permanently and totally disabled" in Section 22(e)(3) of the Code) while employed, an option shall continue to be exercisable for one year after termination of such optionee's employment; and

          (iii)  as to any optionee whose termination occurs following a declaration pursuant to paragraph 14, an option may be exercised at any time permitted by such declaration.

For purposes of this Plan, "Cause" shall mean (A) willful and material misconduct during the course of optionee's employment (including, without limitation, violation of the Company's compliance policies and procedures, fraud, embezzlement or theft against the Company), (B) conviction of the optionee of, or the entry of a pleading of guilty or nolo contendere by the optionee to, any felony or any crime involving theft, dishonesty or moral turpitude, (C) willful violation of specific and lawful instructions from the Board or the Company's Chief Executive Officer that are reasonably related to the optionee's employment by the Company, (D) gross neglect of optionee's duties as an officer, director or employee of the Company where such gross neglect is not cured by optionee or is not capable of being cured by optionee within 15 days after written notice of such gross neglect is delivered to optionee, (E) breach of the optionee's written employment agreement (if any) in any material respect where such breach is not cured by optionee or is not capable of being cured by optionee within 15 days after written notice of such breach is delivered to optionee by the Company, or (F) material breach by the optionee of the terms of any non-competition, non-solicitation or confidentiality agreement between the Company and the optionee; provided, that if at any time the optionee is party to a written employment agreement with the Company or any Subsidiary, "Cause" shall mean anything constituting "Cause" for termination under such employment agreement.

        (c)    Termination Upon Death.    Unless the relevant Option Agreement provides to the contrary (in which case the Option Agreement shall control), if an optionee shall die while in the employ of the Company, or within 60 days after termination of employment for any reason other than Cause, and such optionee shall not have fully exercised the option, the option may be exercised at any time within one year following optionee's death by the optionee's personal representative or by any person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, to the full number of Shares the optionee was entitled to purchase under the option on the date of death (or termination of employment, if earlier) subject to the condition that no option shall be exercisable after the expiration of the term of the option.

        (d)    Vesting Upon Disability or Death.    In the event of the disability (as defined in subparagraph 10(b)(ii)) or death of an optionee, any option granted to such optionee that was not previously exercisable shall become immediately exercisable in full if (i) the disabled or deceased optionee shall have been continuously employed by the Company or a parent or subsidiary thereof between the date such option was granted and the date of such disability or death; (ii) the death or disability occurs on or after June 30, 2004; and (iii) the vesting requirements contained in subparagraph 5(c)(i) have been met on the date of such disability or death.

        (e)    Transfers and Leaves of Absence.    Neither the transfer of employment of a person to whom an option is granted between any combination of the Company, a parent company or a subsidiary thereof, nor a leave of absence granted to such person and approved by the Committee, shall be deemed a termination of employment for purposes of this Plan. The terms "parent" or "parent company" and "subsidiary" as used in this Plan shall have the meaning ascribed to "parent corporation" and "subsidiary corporation", respectively, in Sections 424(e) and (f) of the Code.

        (f)    Right to Terminate Employment.    Nothing contained in this Plan, or in any option granted pursuant to this Plan, shall confer upon any optionee any right to continued employment by the Company or any parent or subsidiary of the Company or limit in any way the right of the Company or any such parent or subsidiary to terminate such optionee's employment at any time.

        (g)    Expiration Date.    In no event shall any option be exercisable at any time after the time it shall have expired in accordance with subparagraph 5(d) of this Plan. When an option is no longer exercisable, it shall be deemed to have lapsed or terminated and will no longer be outstanding.

        11.    Company's Right to Repurchase Issued Shares upon Termination of Employment.

        (a)    Termination Repurchase Right.    If an optionee ceases to be employed by the Company for any reason, then such optionee's Shares issued pursuant to options granted under this Plan, whether issued prior to or following termination of employment ("Issued Shares") and whether held by such optionee or one or more transferees (the "Participant's Group") will be subject to repurchase by the Company, in the Company's sole discretion, pursuant to the terms and conditions set forth in this paragraph 11 (the "Termination Repurchase Option").

        (b)    Termination Repurchase Price.

            (i)  Upon the termination of an optionee's employment with the Company for Cause at any time, the Company will have the right to purchase Issued Shares for an amount equal to the lesser of Cost (as hereafter defined) or the Fair Market Value of such Issued Shares as of the Valuation Date (as hereafter defined). The "Cost" of any Issued Shares as of any Valuation Date means the exercise price of the option which resulted in the issuance of such Issued Shares. "Valuation Date", with respect to any Termination Repurchase Option, means the date that the Company delivers a Repurchase Notice to a holder of Issued Shares.

           (ii)  Upon the termination of an optionee's employment with the Company due to the optionee's death or disability, the Company will have the right to purchase the Issued Shares for an amount equal to the Fair Market Value of such Issued Shares as of the Valuation Date.

          (iii)  Upon the termination of an optionee's employment with the Company without Cause or due to the optionee's resignation for any reason, the Company will have the right to purchase the Issued Shares for an amount equal to the Fair Market Value of such Issued Shares as of the Valuation Date.

        (c)    Termination Repurchase Procedures.

            (i)  The Termination Repurchase Option is exercisable by the Company delivering written notice (a "Repurchase Notice") to the holder(s) of the applicable Issued Shares during the period beginning on the applicable date that an optionee ceases to be employed by the Company (the "Termination Date") and ending on the later of (x) the date 180 days after the applicable Termination Date and (y) the date 180 days after the date that all options granted to the applicable optionee under this Plan have either expired or been exercised. The Repurchase Notice will set forth the number of Issued Shares to be acquired from such holder(s), the aggregate consideration to be paid for such holder's Issued Shares and the time and place for the closing of the transaction. If any Issued Shares are held by any transferees of the applicable optionee, the Company will purchase such Issued Shares elected to be purchased from such holder(s) and issue its payment, pro rata according to the number of Issued Shares held by such holder(s) at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest Issued Share).

           (ii)  The Company will pay for the Issued Shares by check or checks payable to the holder(s) of such Issued Shares in an aggregate cash amount of up to $100,000 with respect to the Issued Shares repurchased. In the event the payment exceeds $100,000, the Company will issue a subordinated note payable to such holder(s) in equal installments over three years bearing interest at the Reference Rate for an amount equal to the excess; provided that such note shall be in form and substance reasonably satisfactory to the Company, the optionee and the Company's lenders. For purposes of the foregoing sentence, "Reference Rate" shall mean the rate from time to time publicly announced by U.S. Bank National Association, as its prime rate minus one percentage point. If at any time such bank fails to announce publicly a prime rate, the Committee shall designate another national bank then following the practice of announcing publicly from time to time a prime interest rate or interest rate applied with respect to loans by such bank having maturities of less than one year to such bank's most creditworthy corporate customers. No national bank shall be so substituted by the Committee unless it shall have total assets of not less than $1 Billion U.S. Dollars.

          (iii)  The closing of the transactions contemplated by this paragraph 11 will take place on the date designated by the Company in the Repurchase Notice, which date will not be more than 60 days after the delivery of such notice. The Company will receive customary representations and warranties from each seller regarding the sale of Issued Shares, including, but not limited to, the representation that such seller has good and marketable title to such Issued Shares to be transferred free and clear of all liens, claims and other encumbrances.

        (d)    Duration of Termination Repurchase Right.    Notwithstanding anything contained herein to the contrary, the Company shall not have a Termination Repurchase Option with respect to any Issued Shares issued to or on behalf of an optionee who ceases to be employed by the Company after the consummation of a Qualified Public Offering relating to the Shares. "Qualified Public Offering" means any underwritten public offering and sale by the Company of its common equity securities to the public pursuant to an effective registration statement under the Securities Act (other than an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form), but only if the aggregate gross proceeds received by the Company and/or its equityholders (before the deduction of underwriting discounts and expenses) in such underwritten public offering and sale or series of such sales in the aggregate are in excess of $50 million.

        (e)    Legend.    The certificates representing Issued Shares shall be endorsed as follows:

    The securities represented by this certificate are subject to restrictions contained in that certain Gander Mountain Company 2002 Stock Option Plan, a copy of which may be obtained free of charge by contacting Gander Mountain Company.

        12.    Consequences of Engaging in Competitive Activity.

        (a)    Applicability.    If specifically so provided in any option agreement granted hereunder, this paragraph 12 shall apply if an optionee engages in any "Competitive Activity" (as hereafter defined).

        (b)    Competitive Activity Forfeiture.    If an optionee engages in Competitive Activity (as hereinafter defined), then any vested. unexercised options held by such optionee and the optionee's Family Group (as defined in subparagraph 13(a) hereof) shall be immediately and automatically forfeited on the Activity Date and shall not be exercisable under any circumstances.

        (c)    Competitive Activity Repurchase Right.    If an optionee engages in Competitive Activity (as hereafter defined), then Issued Shares held by such optionee and the optionee's Family Group (as defined in subparagraph 13(a) hereof) will be subject to repurchase by the Company, in the Company's sole discretion, pursuant to the terms and conditions set forth in this paragraph 12 (the "Competitive Activity Repurchase Option") and any additional rights to purchase Shares under the Plan shall immediately terminate on the Activity Date (as hereafter defined).

        (d)    Definition of Competitive Activity.    An optionee shall be deemed to have engaged in "Competitive Activity" if, during the period commencing on the date hereof and ending on the first anniversary of the date optionee's employment with the Company terminates:

            (i)  the optionee, for himself or on behalf of any other person, firm, partnership, corporation, or other entity, engages, directly or indirectly, as an employee, agent, representative, consultant, partner, director, manager, governor, shareholder or holder of any other financial interest, in any business that is primarily engaged in the business of retail marketing of hunting, fishing, camping or outdoor recreational activity equipment or sporting goods (a "Competing Business"); or

           (ii)  the optionee (A) directly or indirectly through another entity, induces or attempts to induce any employee of the Company to leave the employ of the Company, or in any way interferes with the relationship between the Company and any employee thereof, (B) knowingly hires any person who was an employee of the Company within 180 days prior to the time such employee was hired by the optionee, (C) induces or attempts to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interferes with the relationship between any such customer, supplier, licensee or business relation and the Company, or (D) directly or indirectly acquires or attempts to acquire an interest in any business relating to the business of the Company and with which the Company has entertained discussions or has requested and received information relating to the acquisition of such business by the Company in the one-year period immediately preceding the optionee's termination of employment with the Company.

        (e)    Exceptions to Definition of Competitive Activity.    Notwithstanding the definition contained in subparagraph 12(d) above, the following activities shall not constitute Competitive Activity:

            (i)  where an optionee is employed by a person, firm, partnership, corporation, limited liability company, or other entity engaged in a variety of activities, including the Competing Business, and the optionee is not engaged in or responsible for the Competing Business of such entity, or

           (ii)  where an optionee is a passive owner of not more than 2% of the outstanding publicly traded stock of any class of a Competing Business so long as the optionee has no active participation in the business of such entity, except to the extent permitted above.

        (f)    Competitive Activity Repurchase Price.    If an optionee engages in Competitive Activity, the Company will have the right to purchase Issued Shares for an amount equal to the lesser of Cost or the Fair Market Value of such Issued Shares as of the Valuation Date. "Valuation Date", with respect to any Competitive Activity Repurchase Option, means the date that the Company delivers a Repurchase Notice (containing the information described in subparagraph 11(c)(i)) to a holder of Issued Shares.

        (g)    Competitive Activity Repurchase Procedures.

            (i)  The Competitive Activity Repurchase Option is exercisable by the Company delivering a Repurchase Notice to the holder(s) of the applicable Issued Shares during the period beginning on the date the Company receives notice that the optionee has engaged in Competitive Activity and ending 90 days later.

           (ii)  The Company will pay for the Issued Shares repurchased pursuant to a Competitive Activity Repurchase Option in the same manner as set forth in Section 11(c)(ii).

          (iii)  The closing of the transactions contemplated by this paragraph 12 will take place on the date designated by the Company in the Repurchase Notice, which date will not be more than 60 days after the delivery of such notice. The Company will receive customary representations and warranties from each seller regarding the sale of Issued Shares, including, but not limited to, the representation that such seller has good and marketable title to such Issued Shares to be transferred free and clear of all liens, claims and other encumbrances.

        (h)    Activity Date.    If an optionee engages in Competitive Activity, the "Activity Date" shall be the first date on which the optionee engages in such Competitive Activity.

        13.    Restrictions on Transfer of Issued Shares.

        (a)    General Restrictions on Transfer.    No optionee will sell, pledge, transfer or otherwise dispose of (a "Transfer") any interest in any Issued Shares, except, subject to any additional limitations contained in the Company's Certificate of Incorporation, (i) pursuant to the provisions of paragraphs 11 or 12, (ii) in Public Sales (as hereafter defined) at least 180 days following a Qualified Public Offering, (iii) pursuant to applicable laws of descent and distribution, or (iv) among such optionee's immediate family (i.e., his or her children, grandchildren, spouse or ex-spouse) or to one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners (the "Family Group"); provided that the restrictions contained in this paragraph 13 will continue to be applicable to Issued Shares after any Transfer of the type referred to in clause (iii) or (iv) above and, as a condition to any such Transfer, the transferees of such Issued Shares must agree in writing to be bound by the provisions of this Plan. "Public Sale" means the sale of Issued Shares to the public pursuant to (y) an offering registered under the Securities Act or, after the Company's consummation of an initial underwritten public offering and sale of Shares pursuant to an effective registration statement under the Securities Act (other than an offering made in connection with a business acquisition or combination or an employee benefit plan) or (z) the provisions of Rule 144 (or any similar rule or rules then in effect) under the Securities Act. Notwithstanding the foregoing, while an optionee is employed by the Company and thereafter, until the date on which the Company's Termination Repurchase Option pursuant to paragraph 11 hereof expires, an optionee may only transfer Issued Shares pursuant to clause (i), (iii) or (iv) hereof. Any transferee of Issued Shares pursuant to a Transfer in accordance with clause (iii) or (iv) above is herein referred to as a "Permitted Transferee." Upon the proposed Transfer of any Issued Shares pursuant to clause (iii) or (iv) above, such optionee or such Permitted Transferee transferring such Issued Shares will deliver a written notice (a "Transfer Notice") to the Company, which discloses in reasonable detail the identity of the Permitted Transferee(s).

        (b)    Additional Restrictions on Transfer.    No holder of Issued Shares may Transfer any Issued Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company (which counsel will be reasonably acceptable to the Company) that registration under the Securities Act is not required in connection with such Transfer.

        14.    Sale of the Company, Dissolution, Liquidation.

        (a)    Acceleration of Vesting.    Notwithstanding anything in subparagraph 5(c) above, upon the occurrence of a Sale of the Company (as hereinafter defined), or (b) the proposed dissolution or liquidation of the Company (the actual effective date of such circumstance being herein called an "Event"), then, without any action by the Committee or the Board, each option granted under this Plan and not already exercised in full or otherwise terminated, expired or canceled shall become vested and immediately exercisable in full.

        (b)    Consequences of an Event.    Upon the occurrence of an Event, the Committee shall either

            (i)  if the Event is a merger, consolidation or statutory share exchange, make appropriate provision for the protection of outstanding options granted under this Plan by the substitution, in lieu of such options, of options to purchase appropriate common stock (the "Survivor's Stock") of the corporation surviving any such merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation, or, alternatively, by the delivery of a number of shares of the Survivor's Stock which has a Fair Market Value as of the effective date of such merger, consolidation or statutory share exchange equal to the product of (x) the excess of (A) the Event Proceeds per Share (as hereafter defined) covered by the option as of such effective date over (B) the exercise price per Share of the Shares subject to such option, times (y) the number of Shares covered by such option; or

           (ii)  declare, effective at the time of the Event, and provide written notice to each optionee of the declaration at least 15 days in advance of the Event, that each outstanding option previously granted, whether or not then exercisable, shall be canceled at the effective time of, or immediately prior to, the Event (unless it shall have been exercised prior to the occurrence of the Event).

In connection with any declaration pursuant to clause (ii) of this subparagraph 14(b), the Committee shall cause payment to be made, within 15 days after the Event, in exchange for each canceled option to each holder of an option that is canceled, of cash equal to the amount (if any), for each Share covered by the canceled option, by which the Event Proceeds per Share exceeds the exercise price per Share covered by such option; provided, that for this purpose, "cash" shall be deemed to be paid when an optionee receives a proportionate participation with holders of Shares in any escrowed or deferred cash payments relating to the Event.

        In the event of a declaration pursuant to clause (ii) of this subparagraph 14(b), each outstanding option granted pursuant to this Plan that shall not have been exercised prior to the Event shall be canceled at the time of, or immediately prior to, the Event, as provided in the declaration, and this Plan shall terminate at the time of such cancellation, subject to the payment obligations of the Company provided in this subparagraph 14(b).

        Notwithstanding the foregoing provisions of this subparagraph 14(b), no person holding an option shall be entitled to the payment provided in this subparagraph 14(b) if such option shall have expired pursuant to subparagraph 5(d)(i), 5(d)(ii) or 5(d)(iii) of this Plan.

        (c)    Definitions.

        For purposes of this Plan, the following definitions shall apply:

          "Affiliate" means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          "Event Proceeds per Share" means the cash plus the fair market value, as determined in good faith by the Board, of the non-cash consideration to be received per Share by the stockholders of the Company upon the occurrence of the Event.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

          "Sale of the Company" means any transaction or series of transactions involving the Company and an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire, directly or indirectly, (a) 90% or more of the outstanding equity securities of the Company entitled to vote generally in the election of the Board (whether by merger, consolidation, reorganization, recapitalization, sale of the Company's equity securities, statutory share exchange or otherwise) or (b) all or substantially all of the Company's assets determined on a consolidated basis.

          "Independent Third Party" means any Person other than Holiday Stationstores, Inc., Lyndale Terminal Co., or their Affiliates.

        15.    Limited Put Right After January 31, 2007.

        (a)    Effective Date.    If neither an Event (as defined in subparagraph 14(a) hereof) nor a Qualified Public Offering (as defined in subparagraph 11(d)hereof) has occurred on or prior to January 31, 2007, then each Eligible Holder (as hereinafter defined) shall have the right to require the Company to purchase any Issued Shares at the applicable Appraised Value Per Common Share ("Put Right"). Any such Put Right and the exercise thereof shall be subject in all respects to all limitations and conditions in this paragraph 15.

        (b)    Determination of Appraised Value Per Share.    If and so long as any Put Right is available or potentially available under this paragraph 15, the Company agrees to cause a determination of Appraised Value Per Common Share to be made annually as promptly as practicable after the end of each fiscal year of the Company, commencing with the Company's fiscal year ending January 31, 2007. The expenses of the Qualified Appraiser shall be paid by the Company.

        (c)    Notice to Eligible Holders of Appraised Value Per Common Share.    As promptly as practicable following the determination of the Appraised Value Per Common Share in each year for purposes of this paragraph 15, the Company shall provide written notice of the Appraised Value Per Common Share (the "Annual Valuation Notice") to each holder of Issued Shares and to each optionee holding Options that are vested at the time such notice is given or that may become vested within thirty (30) days after the Annual Valuation Notice is sent by the Company ("Eligible Holder(s)").

        (d)    Put Right.    Not later than forty-five (45) days after the Company sends the Annual Valuation Notice, each Eligible Holder desiring to exercise a Put Right (the "Exercising Holders") shall provide a written notice to the Company indicating the number of Shares that such Eligible Holder desires to sell to the Company pursuant to the Put Right at the Appraised Value Per Common Share listed in the Annual Valuation Notice (the "Annual Put Exercise Notice(s)"). The Company shall not be required to honor any request to purchase Shares included in an Annual Put Exercise Notice received by the Company more than forty-five (45) days after the Company sends the Annual Valuation Notice to Eligible Holders. The only Shares eligible for the Put Right shall be Issued Shares held at the time of closing by any Eligible Holder, or Shares issuable upon the exercise of vested Options held at the time of closing by an Eligible Holder.

        (e)    Closing.    As promptly as practicable following the Company's receipt of valid Annual Put Exercise Notices, the Company and any Exercising Holders shall close on the Put Right. Such closing shall occur at a time and place specified by the Company in a written notice provided to all Exercising Holders before such closing. At such closing, the Company shall pay to the Exercising Holders in cash the Appraised Value Per Common Share for each Share being repurchased by the Company. In addition, each Exercising Holder agrees to deliver any documents, assignments or instruments reasonably requested by the Company in connection with the Company's purchase of such Shares. If an Exercising Holder is exercising an Option in connection with the Company's purchase of Shares, the Company and such Exercising Holder agree to cooperate with each other to facilitate the simultaneous exercise of the Option and repurchase of the Issued Shares. At the Company's election, the Company can waive the requirement to exercise any Option and instead pay in cash to an Exercising Holder the net difference or "spread" between the Appraised Value Per Common Share and the applicable exercise price under the Option covering such Share.

        (f)    Legal Inability to Repurchase Shares.    If the Company has been requested to purchase Shares pursuant to valid Annual Put Exercise Notices, and after giving effect to any such purchase(s) of Shares the Company would be in Violation (as hereinafter defined), then the Company shall be obligated only to purchase the number of Shares, if any, that may be purchased without causing such a Violation, and the Company's obligation to purchase any remaining Shares covered by valid Annual Put Exercise Notices in the applicable Notice Year shall terminate. To the extent that any Shares covered by valid Annual Put Exercise Notices are not purchased in the applicable Notice Year due to any Violation, such Shares shall again become eligible for the exercise of a Put Right in the next year (subject to expiration of the Put Right as provided in subparagraph 15(j) below). For purposes of this subparagraph 15(f) and this Plan, "Violation" means, with respect to any purchase of Shares covered by an Annual Put Exercise Notice, any violation of the Company's Certificate of Incorporation, or any law, statute, rule, regulation, policy, guideline, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its subsidiaries, including without limitation any applicable provision of the General Corporation Law of the State of Delaware.

        (g)    Constraining Circumstances under Loan Agreement(s).    If the Company has been requested to purchase Shares pursuant to valid Annual Put Exercise Notices, and after giving effect to any such purchase(s) of Shares the Company would create or be subject to any Constraining Circumstance (as hereinafter defined) under any Loan Agreement (as hereinafter defined), then the Company shall be obligated only to purchase the number of Shares, if any, that may be purchased without creating such Constraining Circumstance, and the Company's obligation to purchase any remaining Shares covered by valid Annual Put Exercise Notices in the applicable Notice Year shall terminate. To the extent any Shares covered by valid Annual Put Exercise Notices are not purchased in the applicable Notice Year due to any Constraining Circumstance, such Shares shall again become eligible for the exercise of a Put Right in the next year (subject to expiration of the Put Right as provided in subparagraph 15(j) below). For purposes of this subparagraph 15(g) and this Plan, the following definitions shall apply:

          "Constraining Circumstance" means, with respect to any proposed purchase of Shares covered by a valid Annual Put Exercise Notice, any noncompliance in any respect with any Loan Agreement (including, without limitation, any covenant directly prohibiting such purchase), or any circumstance that, with or without the giving of notice or lapse of time, or both, would be a default or event of default under any Loan Agreement.

          "Loan Agreement" means any present or future agreement of the Company with any bank, trust company, insurance company or other financial institution or with any other institutional lender relating to indebtedness of the Company.

        (h)    Annual $3,000,000 Limit.    In any Notice Year, in addition to any other limits hereunder, the maximum amount that the Company shall be obligated to pay to Exercising Holders in respect of the purchase of Shares subject to valid Annual Put Exercise Notices shall be three million dollars ($3,000,000).

        (i)    Pro-rating Requests.    If during any Notice Year the Company has received valid annual Put Exercise Notices covering Shares that would result in payments exceeding the applicable limits in subparagraph 15(f), 15(g) or 15(h) above, then such requests shall be pro-rated according to the following principles:

            (i)  first, current employees shall have priority over former employees or non-employees;

           (ii)  second, to the extent that any Shares covered by a valid Annual Put Exercise Notice have been subject to a request in prior Notice Years, such Shares shall be purchased first; and

          (iii)  finally, after applying the principles listed above in order, any required further pro-rating shall be applied based on the number of remaining Shares covered by valid Put Exercise Notices.

        (j)    Expiration of Put Right.    No holder of Shares or Options shall have any further ability to exercise any Put Right, and any Put Right hereunder shall automatically expire and be of no further force or effect, upon the occurrence of the earliest of the following events:

            (i)  January 31, 2013;

           (ii)  an Event; and

          (iii)  a Qualified Public Offering.

        16.    Adjustments.    In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, or combination of shares, or any other change in the corporate structure or Shares of the Company, the Committee (or if the Company does not survive any such transaction, a comparable committee of the Board of Directors of the surviving company) may, without the consent of any holder of an option, make such adjustment as it determines in its discretion to be appropriate as to the number and kind of securities subject to and reserved under this Plan and, in order to prevent dilution or enlargement of rights of participants in this Plan, the number and kind of securities issuable upon exercise of outstanding options and the exercise price thereof.

        17.    Substitute Options.    Options may be granted under this Plan from time to time in substitution for stock options held by employees, advisors, consultants or directors of other companies who are about to become employees, advisors, consultants or directors of the Company, or any parent or subsidiary thereof, or whose employer is about to become a subsidiary of the Company, as the result of a merger or consolidation of the Company or a subsidiary of the Company with another company, the acquisition by the Company or a subsidiary of the Company of all or substantially all the assets of another company or the acquisition by the Company or a subsidiary of the Company of at least 50% of the issued and outstanding stock of another company. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the stock options in substitution for which they are granted.

        18.    Compliance With Legal Requirements.    No certificate for Shares distributable under this Plan shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act and the Securities Exchange Act of 1934, as amended.

        19.    Governing Law.    To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken under this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

        20.    Amendment and Discontinuance of Plan.    The Board may at any time amend, suspend or discontinue this Plan; provided, however, that no amendment to this Plan shall, without the consent of the holder of the option, alter or impair any option previously granted under this Plan. To the extent considered necessary to comply with applicable provisions of the Code, any such amendments to this Plan may be made subject to approval by the stockholders of the Company.

        21.    Term.

        (a)    Effective Date.    This Plan shall be effective as of March 1, 2002.

        (b)    Termination.    This Plan shall remain in effect until all Shares subject to it are distributed or this Plan is terminated under paragraph 20 above.

QuickLinks

GANDER MOUNTAIN COMPANY 2002 STOCK OPTION PLAN